Exhibit 99.2

CONTACT:    REGIS CORPORATION:

Mark Fosland – Vice President, Finance

952-806-1707

Alex Forliti – Director, Finance-Investor Relations

952-806-1767

For Immediate Release

REGIS CORPORATION LAUNCHES COMMON STOCK AND

CONVERTIBLE NOTE OFFERINGS

MINNEAPOLIS, July 6, 2009 — Regis Corporation (NYSE: RGS), the global leader in the $170 billion hair care industry, today announced a public offering of common stock and convertible senior notes.

Regis Corporation intends to offer (subject to market and other conditions) approximately 11,500,000 shares of common stock in an underwritten public offering.  In connection with this offering, Regis Corporation intends to grant the underwriters an option to purchase up to an additional 1,725,000 shares of common stock.

Regis Corporation also intends to offer concurrently (subject to market and other conditions) $125 million aggregate principal amount of convertible senior notes due 2014 in an underwritten registered public offering. Regis Corporation intends to grant the underwriters an option to purchase up to an additional $18.75 million in aggregate principal amount of convertible senior notes.  The convertible senior notes will be convertible at the option of holders, under certain circumstances, into cash, shares of Regis Corporation common stock, or a combination of cash and shares, at the option of Regis Corporation. The offering price, interest rate, conversion price and other terms of the convertible senior notes will be determined by Regis Corporation and the underwriters.

The closing of the convertible notes offering and underwritten offering of common stock will not be contingent on each other.

Regis Corporation intends to use the proceeds to repay $267 million of private placement debt of varying maturities.  The remaining proceeds will be used for general corporate purposes including the repayment of bank debt.

Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC are acting as the lead underwriters for the convertible notes offering and the common stock offering.

Regis Corporation has filed a registration statement (including a preliminary prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Regis Corporation has filed with the SEC for more complete information about Regis Corporation and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Merrill Lynch & Co., Attn: Prospectus Department, 4 World Financial Center, New York, NY 10080, (866) 500-5408 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, (800) 221-1037.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.